UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 29, 2008

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

     Federal                                                        0-25165                        14-1809721
(State or Other Jurisdiction                                                               (Commission File                                 (I.R.S. Employer
of Incorporation)                                                                                                                                          Identification No.)

302 Main Street, Catskill NY                                                                            12414
(Address of Principal Executive Offices)                                                              (Zip Code)

Registrant’s telephone number, including area code:                                                                                                 (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                       Results of Operations and Financial Condition.

On January 29, 2008, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the six-months and quarters ended December 31, 2008 and 2007.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.                       Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                                                         Press release dated January 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: January 29, 2008                                                                            By: /s/ Donald E. Gibson
         Donald E. Gibson
         President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – January 29, 2008-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the six months and quarter ended December 31, 2007.  Net income for the six months ended December 31, 2007 amounted to $1.2 million or $0.29 per basic and diluted share as compared to $1.5 million or $0.37 per basic and $0.36 per diluted share for the six months ended December 31, 2006, a decrease of $316,000, or 20.9%. Net income for the quarter ended December 31, 2007 amounted to $626,000 or $0.15 per basic and diluted share as compared to $757,000 or $0.18 per basic and diluted share for the quarter ended December 31, 2006, a decrease of $131,000, or 17.3%.  The decreases reflected higher noninterest expenses during the six months and quarter ended December 31, 2007 as well as the recognition of a nonrecurring gain on the sale of the former Coxsackie branch building during the quarter ended December 31, 2006, which was partially offset by an increase in net interest income and other noninterest income.

Net interest income increased $283,000 to $5.6 million for the six months ended December 31, 2007 compared to December 31, 2006 and increased $171,000 to $2.8 million for the quarter ended December 31, 2007 compared to December 31, 2006.     Net interest spread decreased 19 basis points to 2.96% for the six months ended December 31, 2007 from 3.15% for the six months ended December 31, 2006, and 18 basis points to 2.92% for the quarter ended December 31, 2007 as compared to 3.10% for the quarter ended December 31, 2006.  Net interest margin decreased 15 basis points to 3.49% for the six months ended December 31, 2007 from 3.64% for the six months ended December 31, 2006, and 16 basis points to 3.45% for the quarter ended December 31, 2007 as compared to 3.61% for the quarter ended December 31, 2006.  The tightening of the net interest spread and margin hindered net interest income growth when comparing the six months and quarters ended December 31, 2007 and 2006.

The provision for loan losses amounted to $278,000 and $111,000 for the six months ended December 31, 2007 and 2006, respectively, an increase of $167,000.  The provision for loan losses amounted to $135,000 and $66,000 for the quarters ended December 31, 2007 and 2006, respectively, an increase of $69,000.  The increase in the level of provision was partially a result of growth in the loan portfolio and an increase in the amount of loan charge-offs, which were primarily associated with the overdraft protection program.  Net charge-offs associated with the overdraft protection program increased $35,000, or 70.0% when comparing the six months ended December 31, 2007 and 2006.  The Company has not been an originator of “no documentation” mortgage loans and the loan portfolio does not include any mortgage loans that the Company classifies as sub-prime.

Noninterest income amounted to $2.3 million for the six months ended December 31, 2007 as compared to $2.1 million for the six months ended December 31, 2006, an increase of $162,000 or 7.7%.  Noninterest income amounted to $1.2 million for both the quarters ended December 31, 2007 and 2006.   During the six months and quarter ended December 31, 2006, a pretax gain of approximately $257,000 related to the sale of the former Coxsackie branch building was recognized in noninterest income.  There were no significant sales of assets during the six months and quarter ended December 31, 2007.  Service charges on deposit accounts increased $270,000 and $110,000 for the six months and quarter ended December 31, 2007, respectively, due to higher levels of insufficient funds charges as a result of changes implemented in the Overdraft Privilege Program.  Debit card fees increased $97,000 and $53,000, respectively for the same periods primarily due to a higher volume of transactions.

Noninterest expense amounted to $5.9 million for the six months ended December 31, 2007 as compared to $5.1 million for the six months ended December 31, 2006, an increase of $760,000 or 14.9%.  Noninterest expense amounted to $2.9 million for the quarter ended December 31, 2007 as compared to $2.7 million for the quarter ended December 31, 2006, an increase of $288,000 or 10.8%.  Salaries and employee benefits increased $318,000 when comparing the six months ended December 31, 2007 and 2006; and $176,000 when comparing the quarters ended December 31, 2007 and 2006.  These increases were primarily due to an increase in the number of employees resulting from the addition of three new branches (two branches which opened in the third quarter of fiscal 2007 and one branch which has opened in January 2008) and expansion of the commercial lending department, as well as a $75,000 payment associated with the retirement of a senior officer.  These salary increases were partially offset by a decrease of $65,000 in retirement expense associated with the Defined Benefit Pension Plan, partially offset by an increase in 401(k) contribution expense of $20,000 resulting from increases in employer match during fiscal 2007.  Occupancy expense and equipment and furniture expense, in the aggregate, increased $133,000 and $52,000, respectively, when comparing the six months and quarters ended December 31, 2007 and 2006 due to higher utility costs, building maintenance and increased depreciation expense associated with the opening of the new operations center in Catskill and the opening of two new branches in Catskill and Greenport.  All other noninterest expenses, in the aggregate, increased approximately $309,000 and $60,000 when comparing the six months and quarters ended December 31, 2007 and 2006 due to increased costs related to debit card transactions and the loyalty program, marketing costs related to deposit product promotions, and increased assessments resulting from the conversion of the bank from a New York State-chartered financial institution to a Federally chartered institution.

The provision for income taxes reflected the expected tax associated with the pretax income generated for the given period and certain regulatory requirements.  The effective tax rate was 29.1% for the six months ended December 31, 2007, compared to 30.3% for the six months ended December 31, 2006.  The effective tax rate was 28.6% for the quarter ended December 31, 2007, compared to 31.6% for the quarter ended December 31, 2006.  The decreases in effective rates for the periods ended December 31, 2007 were the result of decreased pre-tax income and the resultant increased percentage of tax exempt interest earned in total taxable income.

Total assets of the Company increased to $344.0 million at December 31, 2007 from $325.8 million at June 30, 2007.  The asset composition shifted toward loans, which amounted to $222.5 million, or 64.7% of total assets at December 31, 2007, as compared to $207.3 million, or 63.6% of total assets at June 30, 2007.  Securities, including both available for sale and held to maturity, also increased during the six months ended December 31, 2007, and represented $95.0 million or 27.6% of total assets at December 31, 2007 as compared to $87.2 million or 26.8% of total assets at June 30, 2007.  Funding the growth in loans and securities was a $13.0 million increase in deposits to $297.2 million and a $4.0 million increase in borrowed funds to $9.0 million at December 31, 2007.  The Company only invests in mortgage-backed securities, which are U.S. government agency sponsored.  The Company has no exposure to sub-prime loans in its investment portfolio.

Shareholders’ equity increased to $36.5 million at December 31, 2007 from $35.4 million at June 30, 2007, as net income of $1.2 million and other comprehensive income of $877,000 was partially offset by dividends declared and paid of $720,000.  In addition, the Company recorded an adjustment, effective July 1, 2007, reducing retained earnings by $218,000 as a result of implementing FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.”  On August 22, 2007, the Board of Directors authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its outstanding shares (excluding shares held by Greene County Bancorp, MHC, the Company’s mutual holding company), or up to 92,346 shares.  During the six months ended December 31, 2007, the company repurchased 12,192 shares at a cost of approximately $153,000.  As a result of this stock repurchase and the exercise of stock options during the period, treasury shares were increased to 161,216.  Other changes in equity, totaling an increase of $110,000, were the result of activities associated with the various stock-based compensation plans of the Company, including the 2000 Stock Option Plan and ESOP Plan.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its ten branch offices located in Greene, Columbia and Albany Counties.  The Company has completed construction of its newest branch just outside the Village of Chatham in Columbia County, which opened in January 2008.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Six		At or for the Three
	Months Ended December 31,		Months Ended December 31,
	2007	2006	2007	2006
Dollars In thousands, except share and per share data
Interest income	$9,381	$8,294	$4,772		$4,223
Interest expense	3,819	3,015	1,971		1,593
Net interest income	5,562	5,279	2,801		2,630
Provision for loan losses	278	111	135		66
Noninterest income	2,256	2,094	1,160		1,203
Noninterest expense	5,854	5,094	2,949		2,661
Income before taxes	1,686	2,168	877		1,106
Tax provision	491	657	251		349
Net Income	$1,195	$1,511	$626		$757

Basic EPS	$0.29	$0.37	$0.15		$0.18
Weighted average shares outstanding	4,137,088	4,119,836	4,136,620		4,122,029

Diluted EPS	$0.29	$0.36	$0.15		$0.18
Weighted average diluted shares outstanding	4,182,920	4,190,163	4,180,155		4,192,392

Dividends declared per share [1]	$0.39	$0.23	$0.14	$	---

Selected Financial Ratios
Return on average assets	0.71%	0.98%	0.73%		0.97%
Return on average equity	6.66%	8.79%	6.91%		8.68%
Net interest rate spread	2.96%	3.15%	2.92%		3.10%
Net interest margin	3.49%	3.64%	3.45%		3.61%
Non-performing assets to total assets	0.51%	0.13%
Non-performing loans to total loans	0.79%	0.20%
Allowance for loan losses to non-performing loans	95.92%	342.86%
Allowance for loan losses to total loans	0.76%	0.67%
Shareholders’ equity to total assets	10.61%	11.30%
Dividend payout ratio[1]	134.48%	62.16%
Book value per share	$8.83	$8.56

1 Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.  It should be noted effective December 1, 2007, the Company changed to a quarterly rather than semi-annual dividend.

	As of December 31, 2007	As of June 30, 2007
Dollar In thousands, except share data
Assets
Total cash and cash equivalents	$9,031	$14,026
Securities- available for sale, at fair value	78,619	87,184
Securities- held to maturity, at cost	16,385	---
Federal Home Loan Bank stock, at cost	837	657

Gross loans receivable	224,045	208,705
Less: Allowance for loan losses	(1,694)	(1,486)
Unearned origination fees and costs, net	111	61
Net loans receivable	222,462	207,280

Premises and equipment	14,228	13,712
Accrued interest receivable	1,989	1,955
Prepaid expenses and other assets	444	1,012
Total Assets	$343,995	$325,826

Liabilities and shareholders’ equity
Noninterest bearing deposits	$40,912	$44,020
Interest bearing deposits	256,279	240,156
Total deposits	297,191	284,176

FHLB borrowing	9,000	5,000
Accrued expenses and other liabilities	1,298	1,235
Total liabilities	307,489	290,411
Total shareholders’ equity	36,506	35,415
Total liabilities and shareholders’ equity	$343,995	$325,826
Common shares outstanding	4,144,454	4,151,066
Treasury shares	161,216	154,604

Contact:  Donald Gibson, President and CEO or Michelle Plummer, Executive Vice President, CFO & COO
Phone:     518-943-2600